Exhibit 99.3

New Organ Spacer Development of a new spacer to reduce side effects in radiation therapy of prostate carcinoma.

Agenda 11.02.2022 New Organ Spacer -Souad Krüger2 ? About prostate cancer. ? Number of cases worldwide ? Treatment methods ? Radiation therapy for prostate carcinoma ? Current situation ? Target properties of the hydrogel / Innovation ? Realization ? Adaptability of the gel-system ? Gelation and flexibility ? Animal Experiments with contrast medium ? Advantages and disadvantages ? Status of the project ? Other applications ? Market launch

11.02.2022 New Organ Spacer -Souad Krüger3 About prostate cancer ? Cancer of the prostate gland in men and formation of metastases in lymph nodes and bones. ? The Cancer grows slowly without pain and typical symptoms in the early stages. That is why prostate cancer is diagnosed very late. ? Symptoms: Urinary urgency, Burning when urinating, Blood in the urine, strong back pain etc. ? Prostate cancer is among the most commonly diagnosed malignancies in men and is the third leading cause of cancer-related deaths. ? In Germany alone, around 58,776 people were diagnosed with prostate cancer in 2016 and 14,963 died of prostate cancer. ? Affected are men in higher age ( > 40 years).

11.02.2022 New Organ Spacer -Souad Krüger4 Number of new cancer cases worldwide by cancer type in 2020 Brust Lunge Darm Prostata Magen Leber Gebärmutterhals Speiseröhre Schilddrüse Blase Non-Hodgkin-Lymphom Bauchspeicheldrüse Leukämie Niere Endometriumkarzinom 604.127 604.100 586.202 573.278 544.352 495.773 474.519 431.288 417.367 905.677 1.089.103 1.414.259 1.931.590 2.261.419 2.206.771 Shortened version Source: Statista.com The statistics show the number of new cancer cases worldwide by cancer type in 2020. According to the International Agency for Research on Cancer, the number of new cancer cases worldwide this year was estimated at about 19.3 million. ? Of these, prostate cancer accounted for about 1,414,259 new cases.

11.02.2022 New Organ Spacer -Souad Krüger5 Number of cancer deaths worldwide by cancer type in 2020 Lunge Darm Leber Magen Brust Speiseröhre Bauchspeicheldrüse Prostata Gebärmutterhals Leukämie Non-Hodgkin-Lymphom Gehirn, zentrales Nervensystem Blase Eierstock Niere 375.304 341.831 311.594 259.793 251.329 212.536 207.252 179.368 544.076 466.003 830.180 768.793 684.996 935.173 1.796.144 Shortened version Source: Statista.com The International Agency for Research on Cancer estimates that there will be around 9.96 million cancer deaths worldwide in 2020 ? Of these, prostate cancer accounted for approximately 375,304 cancer deaths.

11.02.2022 New Organ Spacer -Souad Krüger6 Global distribution of new cancer cases by world region in 2020 The statistics show the global distribution of new cancer cases (incidence) by WHO world region in 2020. According to the International Agency for Research on Cancer, around 19.29 million new cancer cases were registered worldwide in 2020. ? Africa accounted for around 4.4 percent of this figure. Source:Statista.com

11.02.2022 New Organ Spacer -Souad Krüger7 Global distribution of cancer deaths by world region in 2020 The statistics show the global distribution of cancer deaths by WHO world region in 2018. According to the International Agency for Research on Cancer, around 9.96 million people died of cancer worldwide in 2020. ? Europe accounted for approximately 21.8 percent of this total. Source:Statista.com

11.02.2022 New Organ Spacer -Souad Krüger8 Incidence rate of prostate cancer among men in selected countries in Europe in 2012 Norwegen Frankreich Schweden Irland Schweiz Island Finnland Estland Dänemark Belgien Niederlande Slowenien Lettland Luxemburg Deutschland 129,7 127,3 119 114,2 107,2 106,6 96,694,4 91,390,983,482,982,7 78,877,3 Shortened version 0 20 40 60 80 100 120 140 Source: Statista.com The statistics show the incidence rate of prostate cancer among men in selected countries in Europe in 2012. ? With an average of 77.3 new cases per 100,000 men in Germany that year.

11.02.2022 New Organ Spacer -Souad Krüger9 Treatment methods ? To find an appropriate therapy depends on the stage of prostate cancer, previous diseases and age and lifestyle. Problemstellung ? There are several therapies to choose from for the treatment of prostate cancer: ? Controlled waiting ('watch and Wait'). ? Bad health condition and old age. Treatment are usually not successful or have too great a risk. Regular check-ups. ? Active surveillance ? Low risk profile and no complaints. At regular intervals, the prostate is always examined. ? Surgical removal of the prostate. ? Most frequently performed procedure for prostate cancer in Germany. Surgical removal of the prostate, seminal vesicle and nearby lymph nodes. ? Radiation therapy (external or internal). ? Destruction of the tumor by ionizing radiation. ? Hormone therapy. ? Chemotherapy. ? Cancer cells differ from healthy tissue in that their growth is incessant and unregulated. Chemotherapy targets precisely this point and inhibits the growth of the fast-growing cells.

11.02.2022 New Organ Spacer -Souad Krüger10 Radiation therapy for prostate carcinoma ProstateRadiationRectal sensorRectum ? Irradiation of the tumor tissue, which destroys the malignant tumor cells. ? Patients are irradiated several times a week for seven to nine weeks with a total radiation dose of 74 - 80 Gy.

Radiation therapy for prostate carcinoma

Problem definition

- Radiation therapy damages the rectum.

Chronic side effects

- Increased tendency to bowel problems.
- Change in bladder and urethral function.
- Erectile dysfunction.



Without Hydrogel
With Hydrogel
High radiation dose
Organ A
Organ B
Hydrogel

Solution

- Use of a temporary spacer material between the prostate and rectum.
  → Creates a distance of approx. 1 cm.
- Radiation dose is minimized to the adjacent rectum.
  → Damage is reduced.
- Simultaneous possibility to apply a higher radiation dose.
  → Number of treatments is reduced. .

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11.02.2022 New Organ Spacer -Souad Krüger12 Current situation ¼ of prostate cancer patients are irradiated annually. ? However, only about 300 patients per year receive a spacer. Commercial 3-component gel-system: 1 Powder is dissolved & drawn into the syringe. 2 Adjust syringe volume. 3 Assembling the syringe + injection New developed 2-component gel-system: 1 Unpack syringe + injection Ready to use

11.02.2022 New Organ Spacer -Souad Krüger13 Current situation A rectal balloon catheter as internal immobilization device for conformai radiotherapy of prostate cancer Comparison: Rectal balloon (Plastic based) Hydrogele (wasserbasiert) Approx. 8 mm distance between rectum and prostate gland approx. 10 mm distance between rectum and prostate gland Uncomfortable Soft / comfortable Surgical insertion and removal Degrades in the body within a few months

11.02.2022 New Organ Spacer -Souad Krüger14 Target properties of the hydrogel / Innovation ? "Ready-to-use" 2-component material (liquid polymer components). ? Controlled cross-linking within a few seconds ('In situ'). ? Not too stiff: Pain. ? Not too soft: unreliable shielding of organs. ? Visualization by iodine for CT. ? Degradation stable in the body for several months. ? Complete absorption after end of therapy. ? Hydrogel & degradation products must not be toxic.

Realization

- Use of liquid, special 6-arm star-shaped polyethylene glycols (sPEG)
- Development of a polymer library.
- Crosslinking by click chemistry takes place within a few seconds.
- Degradation of the hydrogel takes place by hydrolysis in the body.



1 Cross-linking
Polymer A
+
Polyme r B
Liquid
pH > 8.5
Polymer A
Polymer B
Polymer A
Polymer B
Polymer B
Polymer A
pH=7,4
37 °C
2 Degradation
water
Polymer A
Polymer B
Polymer A
Polymer B
Polymer B
Polymer A

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Adaptability of the gel-system



Molecular weight
End group of the polymer
Cross-linking function
Concentra-tion
Initiator

Gelation time / mechanical properties & degradation time of the hydrogel can be tailored.

By systematically varying the crosslinking parameters.

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11.02.2022 New Organ Spacer -Souad Krüger17 Gelation and flexibility Gelation of the hydrogel in 22 sec. Flexibility of the hydrogel after gelation. The hydrogel retains its shape despite pressure

11.02.2022 New Organ Spacer -Souad Krüger18 Animal Experiments with contrast medium When injecting, the syringe is slowly pulled out. To fill the area of the prostate (length: 6 cm). Gelation time: approx. 20 sec. Hydrogel can be visualized on CT. Hydro-gel

11.02.2022 New Organ Spacer -Souad Krüger19 Advantages and disadvantages Commercial 3-component gel-system ? Polymer components can only be stored as solids. ? Manual dissolution of the components leads to potential sources of error. ? Gelation times too fast. ? Visualization of the hydrogel in CT not possible. ? High prices (monopoly). ? ? Only 2% of irradiated patients receive an organ placeholder. New developed 2-component gelation system ? Simple handling ? ? Minimization of possible sources of error. ? Variable gel time ? ? Physician has more time to inject. ? Visualization of the hydrogel in the CT. ? Price reduction - competition in the market.

11.02.2022 New Organ Spacer -Souad Krüger20 Status of the project General: ? This development project is funded by the EFRE Lead Market NRW. ? CS Diagnostics GmbH, DWI-Leibniz Institut für interaktive Materialien e.V. and Uniklinik Aachen are collaborating on the project. ? The project was launched in 2018 and will run until the end of 2021. Currently: ? Start of animal experiments in rats. ? Integration of iodine components into the hydrogel for visualization under CT. ? Patenting of the developed product. Target: ? At the end of the project a ?ready to use" spacer hydrogel will be developed, with a gelationtime of 20 seconds and degrades within 6 months. ? A suitable sterilization process should be developed. ? The polymers and the degradation products should have no toxic properties on living organisms.

11.02.2022 New Organ Spacer -Souad Krüger21 Other applications Due to the adaptability of the gel properties, further areas of application are to arise from the already developed hydrogel in the field of: radiotherapy in men and women to separate other organs from each other. Transgender adaptation surgery. Reduction of postoperative adhesions.

11.02.2022 New Organ Spacer -Souad Krüger22 Market launch ? Every year, 1.4 million people are diagnosed with prostate cancer worldwide. ? The most commonly used treatment method is radiation therapy. ? Until now, only about 2 % of patients received a spacer to reduce side effects. (High prices of the previous spacer). Throughournew developedproduct,weaimto improve the application of a hydrogel spacer in humans. So that the side effects during the radiotherapy will be reduced and psychological health problems caused by the therapy will be minimized. Through a good cooperation with the suppliers and producers, a faster and safer manufacturing process should be created. This will keep supply chains short and ensure that the product is developed safely, quickly and cost-effectively for patients. For a better live.

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